Exhibit 99.1

CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

NEWS RELEASE

Willis Lease Finance Reports Record 2008 Net Income of $26.6 Million

NOVATO, CA –March 25, 2009 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported record revenues, net income and earnings per share in 2008, reflecting continued growth in the lease portfolio, high utilization of lease assets and historically low interest rates. Willis Lease’s net income available to common stockholders increased 61% to $23.5 million, or $2.68 per diluted share in 2008, compared to $14.5 million or $1.66 per diluted share a year ago.

2008 Highlights (at or for the year ended December 31, 2008 compared to December 31, 2007)

•                  The lease portfolio increased 11% from a year ago to $829.7 million.

•                  Average utilization was 93%, in line with a year ago.

•                  Lease rent revenues rose 19% to $102.4 million, contributing to a 25% increase in total revenue of $152.3 million.

•                  Maintenance reserve revenues contributed $33.7 million to revenue compared to $28.2 million a year ago.

•                  Earnings per diluted share grew 61% to $2.68 compared to $1.66 in 2007.

•                  Book value per common share was $17.66 at year end versus $16.93 at the end of 2007.

•                  Purchased 43 engines and sold or consigned 27 engines, ending the year with 160 engines in the portfolio.

•                  Liquidity available from warehouse and revolving credit facilities decreased to $242 million at year end, down slightly from $300 million a year ago.

“We had a great year,” said Charles F. Willis, President and CEO.  “I’m very proud of our outstanding performance in 2008.  We set new records for total revenue, net income, earnings per share and capital expenditures. We have a great team that worked hard to make this happen. A large part of our success in 2008 was the business volumes created from our lease pools in North America and China, developed several years ago. As a result of our in-roads in these markets, we generated more revenue in North America and China in 2008 than ever before. Having the engines that customers want has also contributed greatly to our success. Our long-term engine purchase agreement with CFM International has provided us with access to the most popular engine types available today, which has opened doors for us all over the world with customers that otherwise we may not have been able to attract.

“We can be successful in good times and bad,” continued Willis.  “In good times, demand for our leased engines rises along with the growth of the worldwide fleet of aircraft.  In bad times, demand is fueled by our customers desire to conserve cash.  That’s what I see happening now.  Many of our customers are deferring shop visits on their engines, choosing to lease our engines instead.  I expect that the desire to conserve cash will continue to generate healthy demand for our engines during these difficult economic times.”

“The fourth quarter of 2008 was our busiest ever,” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing.  “During the quarter, we purchased 11 engines totaling $89 million, entered into 23 new leases and raised the utilization rate from 88% at the end of September 2008 to 92% at year-end.  Most of our 2008 new engine deliveries were back-end loaded to the second half of the year. This accelerated pace of engine deliveries provided a significant challenge to our marketing, contracts and technical teams. Everyone worked together and did an exceptional job of quickly placing the engines into service and on lease at favorable terms.”

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“Although it is still early to predict what will happen to the credit markets, we believe that we have the debt facilities in place to weather the current economic cycle due to our strong financial liquidity and the existence of our asset-backed securitization, WEST,” said Brad Forsyth, Chief Financial Officer. “Since its initial issuance in 2005, WEST cash flows have been strong, resulting in performance well ahead of original projections. WEST provides the majority of our debt and we benefit from the long term nature of this financing, with the notes payable over 13 to 15 years.”

“All of our debt is tied to one-month LIBOR which has recently dropped sharply in response to the economic downturn. With 60% of our interest costs fixed through hedging, our financing costs were relatively flat for the year and down 10% in the fourth quarter from a year ago. Despite the overall increase in debt levels, we benefited from the interest savings on the un-hedged portion of our debt,” Forsyth added. “In 2009, we expect to increase our hedging activities to protect against the risk of rising interest rates and take advantage of historically low long term swap rates. As always, our policy is to engage in hedging with only the highest rated counter parties.”

Balance Sheet

At December 31, 2008, the company had 160 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $829.7 million, compared to 144 commercial aircraft engines, 3 aircraft parts packages, 6 aircraft and other engine-related equipment in its lease portfolio with a net book value of $744.8 million at December 31, 2007. Capital expenditures on equipment (including capitalized costs) totaled $229 million in 2008 of which $92 million was deployed in the fourth quarter.

With the establishment of the new WEST $200 million warehouse facility in December 2007 and the placement of $212 million of WEST long term notes in March 2008, the company had $242 million of availability under its revolving credit and warehouse facilities at December 31, 2008, compared to $300 million a year earlier.  The company’s funded debt-to-equity ratio was 3.34 to 1 at December 31, 2008, compared to 3.25 to 1 at December 31, 2007.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, audited)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2008	2007	Change	2008	2007	Change
REVENUE
Lease rent revenue	$25,380	$23,404	8.4%	$102,421	$86,084	19.0%
Maintenance reserve revenue	9,633	4,793	101.0%	33,716	28,169	19.7%
Gain/(Loss) on sale of leased equipment	(485)	5,613	(108.6)%	12,333	6,876	79.4%
Other income	2,388	190	1156.8%	3,823	768	397.8%
Total revenue	36,916	34,000	8.6%	152,293	121,897	24.9%

EXPENSES
Depreciation expense	9,631	8,480	13.6%	37,438	31,136	20.2%
Write-down of equipment	3,469	1,680	106.5%	6,142	3,822	60.7%
General and administrative	7,995	6,047	32.2%	30,758	23,094	33.2%
Net finance costs:
Interest expense	9,651	10,012	(3.6)%	38,640	37,940	1.8%
Interest income	(411)	(999)	(58.9)%	(1,887)	(3,795)	(50.3)%
Net loss on extinguishment of debt	—	1,208	(100.0)%	—	2,667	(100.0)%
Total net finance costs	9,240	10,221	(9.6)%	36,753	36,812	(0.2)%
Total expenses	30,335	26,428	14.8%	111,091	94,864	17.1%

Earnings from operations	6,581	7,572	(13.1)%	41,202	27,033	52.4%

Earnings from joint venture	232	245	(5.3)%	797	700	13.9%

Income before income taxes	6,813	7,817	(12.8)%	41,999	27,733	51.4%
Income tax expense	2,464	2,703	(8.8)%	15,398	10,069	52.9%
Net income	$4,349	$5,114	(15.0)%	$26,601	$17,664	50.6%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	3,128	3,128	0.0%
Net income attributable to common shareholders	$3,567	$4,332	(17.7)%	$23,473	$14,536	61.5%

Basic earnings per common share	$0.43	$0.53		$2.85	$1.79

Diluted earnings per common share	$0.41	$0.48		$2.68	$1.66

Average common shares outstanding	8,300	8,176		8,242	8,115
Diluted average common shares outstanding	8,787	9,007		8,760	8,742

Consolidated Balance Sheets

(In thousands, except share data, audited)

	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$8,618	$7,234
Restricted cash	69,194	64,960
Equipment held for operating lease, less accumulated depreciation	829,739	744,827
Equipment held for sale	21,191	5,006
Operating lease related receivable, net of allowances	8,607	5,550
Investments	10,434	10,327
Assets under derivative instruments	276	12
Property, equipment & furnishings, less accumulated depreciation	7,751	6,771
Equipment purchase deposits	13,530	12,180
Other assets	13,969	11,723
Total assets	$983,309	$868,590

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$12,732	$11,825
Liabilities under derivative instruments	20,810	7,709
Deferred income taxes	56,118	46,632
Notes payable	641,125	567,108
Maintenance reserves	49,158	49,481
Security deposits	5,179	5,890
Unearned lease revenue	5,980	5,293
Total liabilities	791,102	693,938

Shareholders’ equity:
Preferred stock	$31,915	$31,915
Common stock ($0.01 par value)	91	84
Paid-in capital in excess of par	57,939	55,712
Retained earnings	117,163	93,690
Accumulated other comprehensive loss, net of tax benefit	(14,901)	(6,749)
Total shareholders’ equity	192,207	174,652

Total liabilities and shareholders’ equity	$983,309	$868,590

Consolidated Statements of Income

(In thousands, except per share data)

	Twelve Months Ended December 31,
	2008	2007	2006	2005	2004
REVENUE
Lease rent revenue	$102,421	$86,084	$69,230	$63,119	$58,177
Maintenance reserve revenue	33,716	28,169	32,744	15,983	13,045
Gain/(Loss) on sale of leased equipment	12,333	6,876	3,781	(1,844)	360
Other income	3,823	768	300	366	677
Total revenue	152,293	121,897	106,055	77,624	72,259

EXPENSES
Depreciation expense	37,438	31,136	26,255	25,786	23,336
Write-down of equipment	6,142	3,822	3,389	6,781	12,755
General and administrative	30,758	23,094	21,539	17,604	16,176
Net finance costs:
Interest expense	38,640	37,940	31,610	24,514	16,350
Interest income	(1,887)	(3,795)	(3,082)	(1,541)	(434)
Realized and unrealized (gains)/losses on derivative instruments	—	—	(153)	(1,589)	(465)
Net Loss on extinguishment of debt	—	2,667	—	1,375	—
Total net finance costs	36,753	36,812	28,375	22,759	15,451
Total expenses	111,091	94,864	79,558	72,930	67,718

Earnings from operations	41,202	27,033	26,497	4,694	4,541

Earnings from joint venture	797	700	466	—	—

Income before income taxes	41,999	27,733	26,963	4,694	4,541
Income tax expense	15,398	10,069	9,077	1,053	1,213
Net income	$26,601	$17,664	$17,886	$3,641	$3,328

Preferred stock dividends paid and declared-Series A	3,128	3,128	2,945	—	—
Net income attributable to common shareholders	$23,473	$14,536	$14,941	$3,641	$3,328

Basic earnings per common share	$2.85	$1.79	$1.63	$0.40	$0.37

Diluted earnings per common share	$2.68	$1.66	$1.56	$0.38	$0.36

Average common shares outstanding	8,242	8,115	9,169	9,075	8,925
Diluted average common shares outstanding	8,760	8,742	9,606	9,515	9,276